                                                                      EXHIBIT 12

             AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                   THREE
                                                   MONTHS
                                                   ENDED                     YEARS ENDED DECEMBER 31,
                                                 MARCH 31,    ------------------------------------------------------
                                                    2001         2000        1999       1998       1997       1996
                                                 ----------   ----------   --------   --------   --------   --------
                                                                       (DOLLARS IN THOUSANDS)
EARNINGS:
  Income before provision for income taxes.....   $106,736    $  408,803   $352,751   $306,228   $216,113   $ 79,633
  Interest expense (including $23,221 for 1997
    to fund assets held for sale)..............    167,238       677,372    563,966    501,533    474,135    482,343
  Implicit interest in rents...................      4,277        16,310     15,641     12,026     13,615     14,620
                                                  --------    ----------   --------   --------   --------   --------
Total earnings.................................   $278,251    $1,102,485   $932,358   $819,787   $703,863   $576,596
                                                  ========    ==========   ========   ========   ========   ========
FIXED CHARGES:
  Interest expense (including $23,221 for 1997
    to fund assets held for sale)..............   $167,238    $  677,372   $563,966   $501,533   $474,135   $482,343
  Implicit interest in rents...................      4,277        16,310     15,641     12,026     13,615     14,620
                                                  --------    ----------   --------   --------   --------   --------
Total fixed charges............................   $171,515    $  693,682   $579,607   $513,559   $487,750   $496,963
                                                  ========    ==========   ========   ========   ========   ========
RATIO OF EARNINGS TO FIXED CHARGES                    1.62          1.59       1.61       1.60       1.44       1.16
                                                  ========    ==========   ========   ========   ========   ========
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